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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-92034) pertaining to the Ride Snowboard Company 1994 Stock Option Plan and Ride Snowboard Company 1994 Directors Nonqualified Stock Option Plan and in the Registration Statement (Form S-8 No. 33-81029) pertaining to the Ride, Inc. 1995 Employee Stock Purchase Plan and Ride, Inc. foreign Subsidiary 1995 Employee Stock Purchase Plan of our report dated March 3, 1998, with respect to the consolidated financial statements and schedule of Ride, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997 filed with the Securities and Exchange Commission.


Seattle, Washington
March 12, 1998                            ERNST & YOUNG LLP